December 28, 1998




Dear Fellow Shareholders:

We cordially invite you to join us at the 1999 Annual
Meeting of Shareholders of Westvaco Corporation to be held at 10 o'clock in the morning on Tuesday, February 23, 1999.
The meeting will be held in the Stuyvesant Room of the New
York Marriott East Side Hotel, Lexington Avenue at 49th
Street, New York, New York. Whether or not you expect to attend the meeting, however, please sign, date and promptly return the enclosed proxy.

This year our proxy material includes three proposals. We ask for your support in voting FOR Proposal 1, the election of our directors; FOR Proposal 2, the appointment of our independent accountants; and FOR Proposal 3, approval of a 1999 Salaried Employee Stock Incentive Plan.

Your interest in your company as demonstrated by the representation of your shares at our annual meeting is a great source of strength for your company. Your vote is very important to us and, accordingly, we ask that you sign, date and return the enclosed proxy promptly. For your convenience, we also offer you the opportunity to vote by telephone or to vote on-line if you have access to the Internet. For these choices, please see the instructions enclosed with your proxy card and proxy statement.

                            Sincerely,


                            John A. Luke, Jr.
                            Chairman, President and
                            Chief Executive Officer


Westvaco Building
299 Park Avenue
New York,NY 10171
Telephone 212 688 5000



Westvaco
Paper, packaging and specialty chemicals



Notice of 1999 Annual Meeting of Shareholders and Proxy Statement



The Annual Meeting of Shareholders of Westvaco Corporation will be held in the Stuyvesant Room of the New York Marriott East Side Hotel, Lexington Avenue at 49th Street, New York, New York, on Tuesday, February 23, 1999, at 10 o'clock in the morning for the following purposes:

1.    To elect four directors for terms of three years each;

2. To consider and vote upon a proposal to ratify the action of the Board of Directors in appointing
      PricewaterhouseCoopers LLP as independent accountants for the corporation for the fiscal year 1999; and

3.    To consider and vote upon a 1999 Salaried Employee
      Stock Incentive Plan.

All holders of common stock of record at the close of business on December 28, 1998 will be entitled to receive notice of and to vote at the annual meeting. Whether or not you expect to be at the meeting, please sign, date and promptly return the enclosed proxy, or select the option to vote by telephone or electronically in accordance with the instructions provided with your proxy card and proxy statement.

By Order of the Board of Directors


John W. Hetherington
Vice President, Assistant General Counsel and Secretary


December 28, 1998


Proxy statement

Westvaco Corporation
Westvaco Building
299 Park Avenue
New York, New York 10171


Your Board of Directors is providing you with this Proxy
Statement in connection with the Board's solicitation of proxies for Westvaco's Annual Meeting of Shareholders to be held on February 23, 1999. Only holders of Westvaco common stock of record at the close of business on December 28, 1998 will be entitled to vote at the meeting, each share of such stock being entitled to one vote. We will mail the Proxy Statement and enclosed form of proxy on or about Monday, January 4, 1999 to each shareholder entitled to vote.

A majority of the outstanding shares of common stock, represented in person or by proxy at the meeting, will constitute a quorum. The four director nominees receiving the highest number of all votes cast for directors will be elected. Accordingly, abstentions and broker non-votes will not affect the outcome of the election. All other matters to be voted on will be decided by a majority vote of the shares present or represented at the meeting and entitled to vote. On any such matter, an abstention will have the same effect as a negative vote but, because shares held by brokers even though represented are not entitled to vote on any matters as to which the brokers lack authority to vote, a broker non-vote will have no effect on the vote.

On December 28, 1998, there were outstanding 100,309,670
shares of Westvaco common stock.  The following
investment advisers are believed to have beneficial
ownership (as defined for certain purposes by the
Securities and Exchange Commission) of more than 5% of
the company's common stock by virtue of having
investment authority and, to some extent, voting
authority over the number of shares indicated below.
The number of shares was obtained in each case from
public filings or directly from the adviser.
                                                      Percent
                                         Shares*     of Class*

     Sanford C. Bernstein & Co.      10,916,000         10.88%
       767 Fifth Avenue
       New York, NY 10153

     Capital Research & Management    6,648,000          6.63%
       333 South Hope Street
       Los Angeles, CA  90071-1406

     Invesco Capital Management       6,310,000          6.29%
       1315 Peachtree Street, N.E.
       Atlanta, GA 30309
       A subsidiary of Invesco PLC
       11 Devonshire Square
       London, England


*As of October 31, 1998

The Westvaco savings and investment plans for salaried and hourly employees held, as of October 31, 1998, a total of 13,104,053 shares, or 13%, for which full voting rights are exercisable by members of the plans.
As of that date, there were 12,350 current or former employees of Westvaco and its subsidiaries participating in these plans.


            OWNERSHIP BY OFFICERS AND DIRECTORS
                                   Shares         Options
                             Beneficially     Exercisable   Percent of
   Name                          Owned(1)  Within 60 days       Shares

   Directors
   Samuel W. Bodman III            30,000           6,000            *
   W.L. Lyons Brown, Jr.            4,500           6,000            *
   Michael E. Campbell              1,000               0            *
   Dr. Thomas W. Cole, Jr.            550           6,000            *
   David L. Hopkins, Jr. (2)       44,206           6,000            *
   Douglas S. Luke (3)             45,223           3,000            *
   William R. Miller                6,000           1,500            *
   Jane L. Warner                       0           1,500            *
   Richard A. Zimmerman             3,350           6,000            *

   Named Executive Officers
   Philip H. Emery, Jr.            37,923         190,177            *
   Jack A. Hammond                 48,587         212,353            *
   Rudolph G. Johnstone, Jr.       67,835         252,408            *
   John A. Luke, Jr. (4)          110,182         548,745            *
   R. Scott Wallinger              56,594         179,996            *
   All Directors and Officers
    as a Group                  1,222,665       3,183,551         4.3%

   *Less than 1% of Westvaco common stock.
   (1) Information concerning beneficial ownership of shares is as of November 30, 1998, the most recent practicable date, except for equivalent shares in the Westvaco Savings and Investment Plan for Salaried Employees which is as of October 31, 1998.
   (2) Co-Trustee of a trust which held a total of 43,887 shares of Westvaco common stock.
   (3) Co-Trustee of a trust which held a total of 23,998 shares of Westvaco common stock.
   (4) Co-Trustee of three trusts which held a total of 11,212 shares of Westvaco common stock.

   Attendance at the meeting will be limited to holders of record as of the record date, or their authorized representatives (not to exceed one per shareholder), and guests of management.


   Management has been gratified by the interest in Westvaco shown by its shareholders as evidenced by the representation, in person or by proxy, of more than 90% of its outstanding stock at each of the annual meetings held during the past 31 years. It is important that your stock be represented at the meeting. Whether or not you plan to attend, please sign, date and return the enclosed proxy promptly (or use the telephone or internet option) in order to be sure that your shares will be voted. You may revoke your proxy at any time before it is voted at the meeting by submitting a written revocation or a new proxy, or by attending and voting at the annual meeting.

   In addition to solicitation by mail, officers and assistant officers of Westvaco may solicit proxies by telephone or other electronic communication, or by personal contact. The cost of solicitation of proxies will be borne by Westvaco. Westvaco may engage the services of D. F. King & Co., Inc. for the solicitation of proxies on a limited basis at a cost which is estimated not to exceed $11,500 in fees, and somewhat more than half that amount in expenses.

   1.  Election of directors

   Four directors will be elected to hold office for the terms set forth below and, in all cases, until their successors are elected and shall qualify. There is no provision for cumulative voting in the election of directors. At the meeting, one of the persons named in the enclosed proxy (or a substitute) will, if authorized, vote the shares covered by such proxy for election of the four nominees for directors listed on the following pages.

   The present nominees, W.L. Lyons Brown, Jr., Michael E. Campbell, John A. Luke, Jr., and William R. Miller, if elected, will be elected for a term expiring at the Annual Meeting of Shareholders to be held in the year 2002. The Board of Directors unanimously recommends a vote FOR the named nominees. Should any of these nominees become unavailable for election for any reason presently unknown, a person named in the enclosed proxy (or a substitute) will vote for the election of such other person or persons as the Board of Directors may recommend.

   David L. Hopkins, Jr., Douglas S. Luke, Jane L. Warner, and
   Richard A. Zimmerman,will continue to serve for a term expiring at the Annual Meeting to be held in 2001. Samuel W. Bodman III,
   Dr. Thomas W. Cole, Jr., and Rudolph G. Johnstone, Jr., will continue to serve for a term expiring at such meeting to be held in 2000.

   Brief statements appear on the following pages setting forth the age, principal occupation, and other biographical information concerning each nominee and continuing director.


   Nominees for election as directors
   for a term of three years expiring in 2002

                   W. L. Lyons Brown, Jr.: Former Chairman of the Board and Chief Executive Officer, Brown-Forman Corporation, a diversified consumer products company. Westvaco Director since 1994. B.A., University of Virginia, 1958. B.S., American Graduate School of International Management, 1960. Joined Brown-Forman Corporation 1960. Became a Director, 1964 and Executive Vice President, 1972. Served as President, 1975-1983; Chief Executive Officer, 1975-1993; and Chairman of the Board, 1983-1995. Director: Pennzoil Company. Advisory
                   Director: Bessemer Holdings, L.P. Former Member:
                   President's Advisory Committee for Trade Policy and Negotiations. Chairman and Trustee: Winterthur Museum. Trustee: World Monuments Fund, Thomas Jefferson Memorial Foundation, Inc. Alumni
                   Trustee: University of Virginia Endowment Fund.
                   Age 62.

                   Term to expire: 2002


                   Michael E. Campbell: Executive Vice President, Olin Corporation, a producer of chemicals, metals and ammunition, since 1996. CEO designate of Arch Chemicals, Inc., a new specialty chemicals company which Olin has announced it expects to spin off to Olin's shareholders during the first quarter of 1999. Westvaco Director since June 1998. B.A., University of New Hampshire, 1968. J.D., George Washington University, 1974. Joined Olin Corporation in 1978 as Associate Legal Counsel in the Chemicals Groups. Served in positions of increasing responsibility as legal counsel and as an executive within that group before being named Corporate Vice President, Human Resources, 1987. Prior to becoming Executive Vice President, served as President of Microelectronic Materials Division. Director: SACIA, the Business Council of Southwestern Connecticut, The Maritime Aquarium. Age 51.

                   Term to expire 2002


                   John A. Luke, Jr.: Chairman, President and Chief Executive Officer, Westvaco; Director since 1989. B.A., Lawrence University, 1971. M.B.A., The Wharton School, University of Pennsylvania, 1979. Joined Westvaco in 1979. Became Assistant Treasurer, 1982; Treasurer, 1983; Vice President and Treasurer, 1986; Senior Vice President, 1987; Executive Vice President, 1990; President and Chief Executive Officer, 1992; Chairman, President and Chief Executive Officer, 1996. Director:
                   American Forest and Paper Association, The
                   Americas Society, Inc., Arkwright Mutual Insurance Co., The Bank of New York, United Negro College Fund. Trustee: Lawrence University, Tinker Foundation. Governor: National Council of The Paper Industry for Air and Stream Improvement, Inc. Age 50.

                   Term to expire: 2002


                   William R. Miller: Corporate Director. Westvaco Director since 1992. B.A., St. Edmund Hall, Oxford University, 1952; M.A., l956. Joined Bristol-Myers Company (now Bristol-Myers Squibb Company), a pharmaceutical company, in 1964. Became President International Division, 1972; President Pharmaceutical and Nutrition Group, 1981; Vice Chairman of the Board, 1985-1990. Former Chairman and Director: Pharmaceutical Manufacturers Association. Chairman of the Board: Vion Pharmaceuticals, Inc., SIBIA Neurosciences, Inc.
                   Director: ImClone Systems, Inc., ISIS
                   Pharmaceuticals, Inc., Transkaryotic Therapies, Inc., Xomed Surgical Products, Inc. Chairman of the Board: Cold Spring Harbor Laboratory. Trustee:
                   Manhattan School of Music, Metropolitan Opera Association, Opera Orchestra of New York, The International Center of New York. Chairman of the English-Speaking Union of the United States.
                   Member: Oxford University Chancellor's Court of Benefactors. Honorary Fellow: St. Edmund Hall, Oxford University. Age 70.

                   Term to expire: 2002



   Directors whose terms of office continue

                   David L. Hopkins, Jr.: Chairman of the Board, Brown Investment Advisory & Trust Co. Retired Managing Director, J.P. Morgan. Westvaco Director since 1969. A.B., Princeton University, 1950.
                   Director: Metropolitan Opera Association. Trustee:
                   The Maryland Historical Society.  Age 70.

                   Term to expire: 2001


                   Douglas S. Luke: Corporate Director. Westvaco Director since 1996. President and Chief Executive Officer, WLD Enterprises, Inc., a private investment company with diversified interests in marketable securities, real estate, and operating businesses, 1991-1998. B.A., University of Virginia, 1964. M.B.A., The Darden School, University of Virginia, 1966. Managing Director and Officer of Rothschild, Inc. and its predecessor, New Court Securities Corporation, 1979-1990. Director: Orbital Sciences Corporation, Regency Realty Corporation. Age 57.

                   Term to expire: 2001


                   Jane L. Warner: President, Kautex Textron, North America since 1998, and Executive Vice President, Textron Automotive Company, since 1994, both of which businesses are part of the Automotive Division of Textron, Inc., a global, multi-industry company with aircraft, automotive, industrial and financial businesses. Westvaco Director since 1997. B.A., Michigan State University, 1970, M.A., 1973. M.B.A., Stanford University, 1988. Joined General Motors Corporation in 1973. Became General Superintendent, Chevrolet-Pontiac Canada Group in 1988 and Assistant Chief Engineer and Future Product Manager, Camaro/Firebird Platform, 1991 prior to joining Textron, Inc. Director: Kettering University. Age 51.

                   Term to expire: 2001


                   Richard A. Zimmerman: Retired Chairman and Chief Executive Officer, Hershey Foods Corporation, a manufacturer of food products. Westvaco Director since 1989. B.A., Pennsylvania State University, 1952. Joined Hershey Foods Corporation in 1958. Served as President, 1976-1985; Chief Operating Officer, 1976-1984; Chief Executive Officer, 1984-1993; and Chairman, 1985-1993. Director: Eastman Kodak Corporation, Stabler Companies, Inc.
                   Trustee: United Theological Seminary, Pennsylvania State University. Age 66.

                   Term to expire: 2001


                   Samuel W. Bodman III: Chairman and Chief Executive Officer, Cabot Corporation, a chemical, energy and materials company, since 1988. Westvaco Director since 1987. B.Ch.E., Cornell University, 1961. Sc.D., M.I.T., 1964. Joined FMR Corporation in 1970 and served as President and Chief Operating Officer from 1983-1986 prior to joining Cabot Corporation as President and Chief Operating Officer. Director: Cabot Oil and Gas Corporation, John Hancock Mutual Life Insurance Co., Security Capital Group Incorporated. Trustee: Massachusetts Institute of Technology, Isabella Stewart Gardner Museum. Age 60.

                   Term to expire: 2000


                   Dr. Thomas W. Cole, Jr.: President, Clark Atlanta University since l989. Westvaco Director since 1994. B.S., Wiley College, 1961. Ph.D, University of Chicago, 1966. Joined faculty of Atlanta University in l966 and became Chairman, Department of Chemistry, Fuller E. Callaway Professor of Chemistry, Provost and Vice President for Academic Affairs prior to becoming President of West Virginia State College in 1982. Chancellor of the West Virginia Board of Regents, 1986-1988 and President of Clark College in 1988, and President of Atlanta University, 1988. Director: West Virginia Wesleyan College, Atlanta Chamber of Commerce, Central Atlanta Progress, Atlanta Committee for Public Education, First Union Bank of Georgia, Atlanta Action Forum. Vice President:
                   Atlanta Area Council, Boy Scouts of America; Eagle Scout. Age 57.

                   Term to expire: 2000


                   Rudolph G. Johnstone, Jr.: Executive Vice
                   President, Westvaco; Director since 1995. B.S. and M.S., North Carolina State University, 1958, 1960. Advanced Management Program Wharton School, University of Pennsylvania, 1989. Joined Westvaco in 1957. Container Division Regional Manager, 1970 and Assistant Division Manager, 1980. Became Vice President and Container Division Manager, 1985; Senior Vice President and Envelope Division Manager, 1990; Senior Vice President with responsibilities for Corporate Data Processing, Marketing Services and Human Resources, 1992; Executive Vice President, 1995. Director: National Association of Manufacturers, Foreign Policy Association. Age 62.

                   Term to expire: 2000


   Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 requires reporting by directors and certain officers of the company concerning their holdings and transactions in Westvaco common stock. A review of the company's records indicates that all reports required under the Section 16(a) rules were filed in a timely manner during the fiscal year, except for one report of a purchase of 200 shares of stock by an investment manager for the account of Richard A. Zimmerman which was inadvertently not reported. A report has now been filed.

   Certain Transactions

   Michael E. Campbell, a director of Westvaco, is currently the Executive Vice President of Olin Corporation. In fiscal year 1998, Westvaco purchased approximately $5,799,000 in products from, and sold approximately $19,642 in products to, Olin Corporation. Such transactions were in the ordinary course of business, at competitive prices and independent of Mr. Campbell's service on the Board of Directors.


   Board and committee meetings

   The Board of Directors held eleven meetings, one each month except December, and 25 committee meetings during fiscal year 1998. Average attendance by directors at meetings of the Board and its committees was 98.9%.


   The Audit Committee, which met two times in fiscal year 1998, has as its members William R. Miller, Chairman; Michael E. Campbell, Dr. Thomas W. Cole, Jr., David L. Hopkins, Jr., Jane L. Warner, and Richard A. Zimmerman, none of whom is an officer or employee of the corporation. The Audit Committee reviews the audit examination and annual financial reports of the corporation, and meets with and remains accessible to the internal auditors and independent accountants of the corporation. It reviews in advance the appointment of the independent accountants, the scope of their work, and the fees for all services provided. It also reviews annually with the General Counsel the status of the company's legal compliance program, as well as significant issues in litigation.

   The Compensation Committee, which met eight times in fiscal year 1998, has as its members Richard A. Zimmerman, Chairman; Samuel W. Bodman III, W.L. Lyons Brown, Jr., Dr. Thomas W. Cole, Jr., and David L. Hopkins, Jr., none of whom is an officer or employee of the corporation. The Compensation Committee receives regular reports on industrial relations, approves all compensation of senior management, determines awards under the Annual Incentive Compensation Plan, oversees matters relating to the corporation's stock option plans and various issues related to the management of its savings and investment plans. In addition, the Committee reviews the management of, and proposed changes to, the corporation's various employee benefit plans.

   The Committee on Board Membership, which met two times in fiscal year 1998, has as its members, W.L. Lyons Brown, Jr., Chairman; Samuel W. Bodman III, David L. Hopkins, Jr., John
   A. Luke, Jr., and Richard A. Zimmerman. The Committee on Board Membership reviews and makes recommendations concerning the qualifications of all directors, including those considered for re-election, and persons to fill vacancies on the Board of Directors, as well as the levels of compensation paid to non-salaried directors.

   The Finance Committee, which met seven times in fiscal year 1998, has as its members David L. Hopkins, Jr., Chairman; W.
   L. Lyons Brown, Jr., Michael E. Campbell, Douglas S. Luke, John A. Luke, Jr., and William R. Miller. The Finance Committee reviews the financial condition of the corporation and its requirement for funds, studies its credit and financing policies, considers the dividend policy of the corporation and makes recommendations concerning these matters, and reviews funding recommendations for the salaried and hourly pension plans together with the investment performance of such plans.

   The Committee on the Environment, Safety and Health, which met three times in fiscal year 1998, has as its members Samuel W. Bodman III, Chairman; Dr. Thomas W. Cole, Jr., Douglas S. Luke, John A. Luke, Jr., William R. Miller, and Jane L. Warner. The Committee on the Environment, Safety and Health oversees the stewardship of the corporation with respect to conservation of the natural resources and its ability to protect the natural environment. It also oversees implementation of the company's workplace safety and health program. The Committee receives regular reports from management, reviews environmental, safety and health matters with management, and makes recommendations as needed.

   The International Committee, which met three times in fiscal year 1998, has as its members Douglas S. Luke, Chairman; Samuel W. Bodman III, W. L. Lyons Brown, Jr., Michael E. Campbell, John A. Luke, Jr., William R. Miller, and Richard
   A. Zimmerman. The International Committee serves as a resource for management, sharing its knowledge and expertise on opportunities outside of the United States which may be of interest to the company.

   Director compensation
   Only directors who are not employees of the corporation receive fees. Since March 1, 1997, fees paid to each outside director have consisted of an annual retainer of $30,000 plus an attendance fee of $1,000 for each meeting of the Board and each committee meeting at which the director is present. Each director may elect to defer payment of a percentage of his or her fees, with interest, to a later date or dates. In accordance with the provisions of an incentive stock plan for non-employee directors approved by shareholders, stock options covering 1,500 shares are granted each year to each non-employee director up to the limit of shares in the plan.

   Compensation Committee Interlocks and Insider Participation No employee of the company served as a member of the Compensation Committee or as a member of the compensation committee on the board of any company where an executive officer of such company is a member of the Compensation Committee.


   Executive Compensation
   Report of the Compensation Committee

   The Committee
   We are the members of the Compensation Committee, a Board committee composed entirely of outside directors, none of whom is or has been at any time an employee of the company or is receiving any compensation from the company other than as a director. We administer the Westvaco Executive Compensation Program which is designed to attract and retain distinctly capable and highly motivated individuals who can create and execute programs that will produce sound long-term rewards for shareholders. We also determine the compensation of all employees, including executive officers, whose annual salary exceeds $275,000, and inform the Board of any action taken with respect to the compensation of the CEO.

   Performance Factors
   A major Westvaco objective is to increase the value of the company for its shareholders over the long term. Another major company objective is to minimize the impact of the business cycle on its earnings through an extensive emphasis on distinctive and differentiated products and services.
   The success of this product strategy, as well as the company's cost containment and productivity improvement strategies, is regularly monitored within the company and by the Board. The contribution of an individual to the execution of corporate strategies, and the pursuit of the foregoing objectives, remain the principal basis on which we evaluate job performance and, therefore, is a significant factor in our determining salaries, awards of bonuses to the most senior executives, and grants of stock options.

   Compensation for the Past Year
   Business conditions, especially in the global markets, were extremely challenging in 1998 and are reflected in 1998 earnings. As variable compensation is directly related by formula to corporate performance under the Westvaco Annual Incentive Compensation Plan, there were no bonuses paid from the Plan for 1998. Also, we did not increase base salaries in 1998 for any executive officer identified in the Summary Compensation Table.

   Cash Compensation
   The Westvaco Annual Incentive Compensation Plan, approved by shareholders in 1996, places a portion of a senior executive's compensation at risk and ties it to company and personal performance. The Plan is administered by the Compensation Committee. Funding for awards is based on a formula tied to the overall performance of the company.
   The formula, which provides funding based on 2% of net income in excess of 6% return on shareholders' equity, is designed so that a pool of money will be available for use by the Committee to provide competitive annual cash compensation for senior managers. The Plan is designed to meet IRS requirements for tax deductibility. In determining awards, we carefully appraise the performance of each individual and of the company, and also consider current and anticipated competitive compensation in equivalent positions within the industry. Key criteria for individual performance focus on improved shareholder value through financial and operating performance, advancement of the company's strategy of product and service differentiation, and organizational development. No one executive can receive more than 20% of the available bonus pool. Under the challenging market conditions which prevailed during fiscal year 1998, the funding formula did not provide a pool available for incentive compensation awards, and, accordingly, no payouts under the Plan were made for this fiscal year.

   We believe it is important that total cash compensation for Westvaco's executive officers be at a level that is competitive with that paid by comparable companies. The competitiveness of the compensation of the CEO and the other executive officers identified in the Summary Compensation Table is evaluated through an assessment of total annual cash compensation paid by the seven peer paper companies which, along with Westvaco, comprise the Dow Jones Paper Index in the proxy performance graphs on pages 11 and 12, and by other companies comparable in size to Westvaco.
   Such assessments are supported by executive compensation surveys performed for the Committee each year. Using this frame of reference as a general guideline, actual compensation levels are determined by an annual evaluation of individual job performance, without attempting to target a specific level within the competitive frame of reference.

   Salaries for the other executive officers are determined on a similar basis, except that a salary range is established for each such officer based upon total annual cash compensation, including any bonus, paid to comparable officers of the companies in a somewhat broader group encompassing companies comparable to Westvaco both within and without the paper industry. A midpoint is determined with reference to the median of this group. Individual salaries are reviewed annually under a formal performance appraisal program and adjusted relative to the midpoint within the range, as appropriate, based on individual job performance.


   Equity-Based Compensation

   Stock Options
   Grants of stock options are made by the Committee to create a direct tie between the interests of key employees and shareholders of the company. Such options are usually granted each year, with an exercise price equal to the market price of the related shares on the date of grant, so that individuals receiving such grants benefit only if shareholders benefit through subsequent appreciation in the value of Westvaco shares. Position responsibility, job performance, and salary level are principal factors considered by the Compensation Committee in determining the size of grants. Grants are also compared with the grants of options and other long-term incentives within the Dow Jones Paper Index, and by other companies comparable in revenues to Westvaco in other industries. The Committee does not consider the number of options already held by an individual in making additional grants.

   The Savings and Investment Plans
   The savings and investment plans for Westvaco employees, with company matching, provide an attractive way for all employees, including executive officers, to acquire and hold stock in the company by contributing a percentage of their compensation. They reflect the company's long commitment to equity ownership by employees and tying their interests to the interests of the shareholders as a whole. For fiscal 1998 there was a regular company match of 75 percent on employee contributions up to the limit set forth in the plans.

   Compensation for the Chief Executive Officer
   Specific performance criteria are established against which the Committee measures the performance of the Chief
   Executive Officer. These same criteria are used by the Chief Executive Officer in evaluating the company's other senior officers.

   The base salary of the company's Chairman, President and Chief Executive Officer, John A. Luke, Jr., was, at his request, not increased in 1998. No base salary adjustment, in fact, was granted in 1998 to any executive officer named in the Summary Compensation Table. Under the formula provided in the Westvaco Annual Incentive Plan, neither the CEO nor any other executive received an award for fiscal year 1998. The Committee believes the total cash compensation of John A. Luke, Jr., is appropriate when compared to the total cash compensation for similar positions in the Dow Jones Paper Index companies. In November 1997, the Committee granted stock options to John A. Luke, Jr., for 95,000 shares and simultaneously made grants to 400 other officers and salaried employees.

   Proposed Action
   The Committee and the Board believe that stock option plans have effectively served the company and its shareholders by directly relating the incentive compensation of executive officers and other key salaried employees to the building of long-term shareholder value. Shares under the current plan, approved by shareholders in 1995, will be for the most part exhausted by the November 1998 grants. Based upon the strong belief held by the Committee and the Board in the value of equity-based compensation, we recommended a 1999 Salaried Employee Stock Incentive Plan which the Board approved for submission to shareholders at the 1999 Annual Meeting.


   Conclusion
   We remain convinced that the caliber and motivation of the company's executives and all of its employees are extremely important to the company's ability to meet future challenges and to deliver long-term value to its shareholders. While Westvaco's fiscal year 1998 performance reflects the serious challenges confronting the paper industry, we believe that the company's Annual Incentive Compensation Plan is sound and provides appropriate incentive to key management personnel to meaningfully affect earnings and returns in future years.


   Richard A. Zimmerman, Chairman
   Samuel W. Bodman III
   W.L. Lyons Brown, Jr.
   Dr. Thomas W. Cole, Jr.
   David L. Hopkins, Jr.









   Total Return to Shareholders



                1993     1994     1995    1996    1997   1998
   Westvaco   100.00   108.76   133.08  140.86  167.01 130.27
   S&P 500
     Index    100.00   103.87   131.33  162.97  215.31 262.66
   DJ Paper
     Index    100.00   123.10   148.20  152.78  172.32 156.79



   Data Source: Standard & Poor's, a division of McGraw-Hill
                Companies, except for Dow Jones Paper Index data which comes from Dow Jones & Company, Inc.


   This graph compares the cumulative total return to shareholders on Westvaco common stock for a five-year period ended October 31, 1998 with the return on the Standard & Poor's 500 Stock Index (S&P 500) and the Dow
   Jones Paper Index.




                Long-Term Total Return to Shareholders


   This is an optional graph of the long-term total return on Westvaco common stock in comparison to the S&P 500 and the Dow Jones Paper Index over a long-term period.

             Westvaco         S&P 500         DJPI

   1967           100             100          100
   1968           162             114          151
   1969           150             110          166
   1970           115              98          128
   1971            99             115          112
   1972           142             140          109
   1973           220             140          150
   1974           150              99          122
   1975           209             125          176
   1976           295             150          238
   1977           302             141          184
   1978           295             150          201
   1979           376             173          223
   1980           418             229          249
   1981           449             230          243
   1982           548             267          295
   1983           717             342          367
   1984           905             363          401
   1985           898             434          416
   1986         1,436             578          633
   1987         1,646             615          651
   1988         1,753             705          806
   1989         1,740             892          924
   1990         1,548             825          787
   1991         2,581           1,101        1,198
   1992         2,482           1,211        1,145
   1993         2,310           1,392        1,122
   1994         2,512           1,446        1,381
   1995         3,074           1,828        1,663
   1996         3,253           2,268        1,714
   1997         3,857           2,997        1,934
   1998         3,008           3,656        1,759

   *The Dow Jones Paper Index was not available prior to 1987. For the years prior to 1987, the graph represents the total returns for the group of companies that currently comprise the Down Jones Paper Index.

   Data source: Standard & Poor's, a division of McGraw-Hill
                Companies, except for Dow Jones Paper Index data from 1987-1998 which comes from Dow
                Jones & Company, Inc.

   Creating long-term rewards for shareholders is a major Westvaco objective. Accordingly, this graph, using the same method of measuring return as in the five-year graph and using the same indices, is presented to show comparative cumulative return over a long-term. Neither this graph, nor the graph for the five-year period, should be taken to imply any assurance that past performance is predictive of future performance.


                    Summary Compensation Table

   The following shows the compensation paid or accrued by Westvaco to or for each of its five most highly compensated executive officers for all periods during the fiscal year ended October 31, 1998.

                                                 Long-Term
                                                   Compen-
                                   Annual           Sation    All Other
Name and                         Compensation       Awards      Compen-
Principle Position    Year*   Salary    Bonus(1) Options(#)    sation(2)

John A. Luke, Jr.     1998  $875,000          -     95,000      $39,375
Chairman, President   1997   874,167    $90,000     95,000       43,388
and Chief Executive   1996   862,500    150,000     85,000       45,563
Officer

Rudolph G.            1998   625,000          -     60,000       28,125
Johnstone, Jr.        1997   620,000     60,000     60,000       30,600
Executive Vice        1996   583,333    100,000     50,000       30,750
President

Philip H. Emery, Jr.  1998   450,000          -     45,000       20,250
Senior Vice           1997   449,167     35,000     45,000       21,788
                      1996   437,500     40,000     40,000       21,488

Jack A. Hammond       1998   450,000          -     40,000       20,250
Senior Vice           1997   449,167          -     45,000       20,213
President             1996   450,000     40,000     40,000       22,050

R. Scott Wallinger    1998   425,000          -     25,000       19,125
Senior Vice           1997   424,167     15,000     25,000       19,763
                      1996   425,000     20,000     25,000       20,025

*Fiscal years ended October 31

(1)Represents the variable component of total annual compensation under the Westvaco Annual Incentive Plan as discussed in the Report of the Compensation Committee.

(2)The 1998 information represents company contributions and accruals of $7,200 and $32,175 for John A. Luke, Jr.; $7,200 and $20,925 for Rudolph G. Johnstone, Jr.;
   $7,200 and $13,050 for Philip H. Emery, Jr.; $6,656
   and $13,594 for Jack A. Hammond; and $7,200 and $11,925 for R. Scott Wallinger, to the Salaried Savings and Investment Plan and the unfunded Savings and Investment Restoration Plan, respectively. The five executive officers named above hold interests equivalent to a total of 219,367 shares under such plans.



           Option Grants in the Fiscal Year Ended October 31, 1998



                                                                                     Potential Realizable
                                                                                         Value at Assumed
                                                                                          Annual Rates of
                                                                                       Stock Appreciation
                            Individual Grants                                          for Option Term (1)
                                     % of Total
                         Number of      Options
                        Securities   Granted to
                        Underlying     Emloyees   Exercise
                           Options    In Fiscal      Price    Expiration
Name                     Granted(2)     Year (2)     ($/Sh)         Date               5%             10%
John A. Luke, Jr.           95,000        9.83%   $32.5313    11/25/2007       $1,943,568      $4,925,411
Rudolph G. Johnstone, Jr.   60,000        6.21%    32.5313    11/25/2007        1,227,517       3,110,786
Philip H. Emery, Jr.        45,000        4.65%    32.5313    11/25/2007          920,637       2,333,090
Jack A. Hammond             40,000        4.14%    32.5313    11/25/2007          818,344       2,073,857
R. Scott Wallinger          25,000        2.59%    32.5313    11/25/2007          511,465       1,296,161

All Optionees              966,780         100%   $32.5313    11/25/2007      $19,778,974     $50,124,096
All shareholders(3)                                                        $2,052,537,941  $5,201,564,371
Optionees gain as % of
  all shareholder gain                                                              0.96%           0.96%

(1) The dollar amounts under these columns are not intended to and may not accurately forecast possible future appreciation, if any, of Westvaco's common stock price. These are purely hypothetical amounts resulting from calculations at the 5% and 10% rates required by the Securities and Exchange Commission.

(2) Tandem limited stock appreciation rights (LSARs) were granted to executive officers and are exercisable in the event of a change in control. Exercise of an option or an LSAR cancels any tandem grant. All options are granted at market value on the date of grant and become exercisable twelve months from the date of grant.

(3) As of October 31, l998, there were 100,326,367 shares of common stock outstanding. The calculations shown are based on the assumed rates of appreciation, compounded annually, from the stock's fair market value of $32.5313 on November 25, 1997, when the above options were granted.

          Aggregated Option Exercises in Last Fiscal Year and October 31, 1998 Option Values


                                                                Value of
                                                Number of    Unexercised
                                              Unexercised   In-the-Money
                                               Options At     Options At
                                              October 31,    October 31,
                     Shares                       1998(2)        1998(2)
                Acquired on       Value      Exercisable/   Exercisable/
 Name              Exercise  Realized(1)    Unexercisable  Unexercisable

John A. Luke, Jr.     7,545    $236,706    453,745/95,000    $469,521/$0
Rudolph G.
 Johnstone, Jr.           -           -    192,408/60,000      30,884/$0
Philip H. Emery, Jr.      -           -    145,177/45,000      13,149/$0
Jack A. Hammond           -           -    172,353/40,000      36,995/$0
R. Scott Wallinger        -           -    154,996/25,000     187,150/$0

(l) The value realized on stock option exercises represents the difference between the grant price of the options and the market price of the shares of underlying stock as of the date of exercise multiplied by the number of options exercised. All grants are made at the fair market value of the stock on the date of grant.
(2) The value of unexercised in-the-money options represents the difference between the grant price of the options and the market price of $24.3750 at October 30, 1998, multiplied by the number of in-the-money options outstanding.



                            Pension Plan Table

                                   Years of Service
Remuneration          25         30         35         40         45

     500,000    $174,100   $209,000   $243,800   $279,100   $314,800
     660,000     231,300    277,500    323,800    370,500    417,700
     820,000     288,400    346,100    403,800    461,900    520,500
     980,000     345,600    414,700    483,800    553,400    623,400
   1,140,000     402,700    483,300    563,800    644,800    726,300
   1,300,000     459,900    551,900    643,900    736,300    829,200

The corporation's contributions to its Retirement Plan for Salaried Employees are computed on an aggregate actuarial basis with no specific allocation of contributions to individuals. The table above shows the approximate annual retirement benefits net of social security benefits that would be received under current plan provisions based upon the noted compensation levels and years of service. As of December 31, 1998, the executive officers named in the Summary Compensation Table set forth on page 13 will have the following years of credited service: John
A. Luke, Jr., 19.7; Rudolph G. Johnstone, Jr., 35.6; Jack A. Hammond, 37.5; Phillip H. Emery, Jr., 33, and R. Scott Wallinger, 34. The amounts of covered compensation under the Plan during 1998 for each of the individuals named in the Summary Compensation Table were approximately the same as set forth in the salary and bonus columns of that table.

These approximated annual retirement benefits have been calculated under the plan's 50% joint and survivor annuity form of pension and on the assumption of retirement benefits beginning at age 62 through age 65. To the extent that an employee's retirement benefit as computed in accordance with the plan exceeds maximum amounts permitted under the Internal Revenue
Code, the difference will be paid by Westvaco under an unfunded benefit plan approved by the Board of Directors.

Benefit Assurance Trusts. The company has entered into four benefit assurance trusts in connection with the company's unfunded benefit plans in order to preserve the benefits earned under the plans in the event of a significant change in corporate structure. Upon the occurrence of any potentially significant change in corporate structure, the company will contribute additional funds to the trusts which will be sufficient to pay, in accordance with the terms of the plans, the benefits authorized under the plans. If the funds in the trusts are insufficient to pay amounts due under the plans, the company remains obligated to pay any deficiency.

Severance Pay Plan
Westvaco has a formal severance pay plan for salaried employees who are involuntarily terminated as a result of normal business occurrences (job elimination and discharge) for reasons other than gross misconduct. The plan provides severance pay ranging from 2 weeks to 52 weeks of an employee's salary (including any incentive compensation) based on years of service. The maximum benefit for discharge is 26 weeks and for job elimination 52 weeks. Terminated employees also receive unused and vested vacation pay. In the case of job elimination, an employee may continue medical, dental, disability, accidental death and dismemberment, and life insurance coverage for a specified period of time ranging from 1 to 6 months. The individuals named in the Summary Compensation Table set forth on page 13, would be eligible to participate in this plan should they experience a job elimination or are discharged.


Executive Agreements
The Board of Directors has authorized employment agreements with the executive officers named in the Summary Compensation Table and with other executive officers. These agreements provide that in the event that a "Change-of-Control" of Westvaco occurs during the term of an agreement, then the agreement becomes operative for a fixed three-year period. Each agreement provides generally that the executive's terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed during the three-year period after a Change-of-Control of the company. Generally, if the company terminates the executive's employment (other than for cause, death or disability), or if the executive terminates for good reason during such three-year period, the executive is entitled to receive (i) three times (a) the executive's annual base salary plus (b) the executive's annual bonus amount (as determined pursuant to the agreement); (ii) accrued but unpaid compensation; (iii) welfare benefits for three years; and (iv) a lump sum payment having an actuarial present value equal to the additional pension benefits the executive would have received if he or she had continued to be employed by the company for an additional three years. In addition, the executive is entitled to receive a payment in an amount sufficient to make the executive whole for any excise tax on excess parachute payments imposed under Section 4999 of the Internal Revenue Code of 1986, as amended.

2.  Proposal to ratify appointment of independent accountants

The Board of Directors, pursuant to the recommendation of its Audit Committee, has appointed PricewaterhouseCoopers LLP to serve as independent accountants for the corporation for the 1999 fiscal year subject to approval by the shareholders at the 1999 Annual Meeting. PricewaterhouseCoopers LLP currently serves as the corporation's independent accountants and received $1,477,300 in fees and expenses during fiscal year 1998 for audit-related services. The Audit Committee has been advised by PricewaterhouseCoopers LLP that neither the firm, nor any of its partners or staff, has any direct financial interest or material indirect financial interest in the corporation or any of its subsidiaries. Representatives of PricewaterhouseCoopers LLP will attend the annual meeting, will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions. If the shareholders do not ratify this appointment, the appointment of other independent public accountants will be considered by the Audit Committee.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants.


3.  Proposal to Approve the 1999 Salaried Employee Stock
    Incentive Plan

Purpose
If approved by shareholders, the 1999 Salaried Employee Stock Incentive Plan will provide long-term incentive supplemental compensation through the ownership of stock for salaried employees, including officers of Westvaco Corporation and its subsidiaries. These persons are selected by the Compensation Committee or the Chief Executive Officer of the company as authorized by the Compensation Committee. They are chosen because of their significant contribution, or potential for significant contribution, to the long-term success of the company through their ability, invention, industry, loyalty, outstanding performance or technical achievement. The Plan is intended to further align the interests of employees with the interests of shareholders by benefiting employees only to the extent shareholders generally benefit through stock performance. Similar plans were approved by shareholders in l980, l983, l988 and l995. Since only a limited number of shares remain under the 1995 plan, it is necessary to adopt a new plan to maintain the company's stock-based incentive program.

Administration of the Plan
The Plan will be administered by the Compensation Committee of the Board of Directors, or a subcommittee thereof, composed of outside directors not eligible to participate in the Plan (the "Committee"). The Committee will determine, in accordance with the Plan, who shall receive stock options, stock appreciation rights and stock grants, the amount of such awards and the times when such awards are granted. If authorized by the Committee, the Chief Executive Officer of the company may make awards to persons other than executive officers of the company whose compensation is not at a level requiring action by the Committee under the company's bylaws.

Shares of Stock Subject to the Plan
The aggregate number of shares that may be subject to options and stock appreciation rights during the term of the Plan is limited to 5,000,000 shares of common stock of the company, of which 1,000,000 shall be available also for grants of restricted stock. All of such shares will be covered by a registration statement effective prior to any options or right becoming exercisable. These limits may not be increased during the term of the Plan, except by adjustment following recapitalization, stock splits, stock dividends, or similar changes in the corporate structure. Any such adjustment would also result in a similar adjustment in the number of shares subject to outstanding options and stock appreciation rights, in the related option price and in the number of outstanding grants of restricted stock. If the shareholders approve the 1999 Plan, the number of shares stated (which can be authorized but unissued shares or treasury shares or a combination thereof) will be set aside for the award of options, rights and grants of restricted stock. Stock appreciation rights may be granted alone or in tandem with stock options which, if exercised, will cancel the related options. The exercise of stock appreciation rights will decrease the number of shares available for future grants to the same extent as the exercise of stock options. No single employee may be granted options or rights with respect to a total of more than 500,000 shares or be granted more than 100,000 shares of restricted stock.

Eligibility
Salaried employees, including selected officers and directors who are also salaried employees, of the company and its subsidiaries and individuals or who will become salaried employees, will be eligible to receive benefits under the Plan. The number of participants in the Plan is not presently determinable. In December 1997 the Compensation Committee awarded a total of 966,780 options and rights under the 1995 Plan to 390 employees throughout the organization.

Duration of the Plan
No awards of stock options, stock appreciation rights or grants of restricted stock may be made after February 23, 2009, but termination will not affect the rights of any participant with any grants made prior to termination.

Options
The Committee may award both incentive stock options and non-qualified stock options. Incentive stock options are subject to the restriction that no recipient may exercise incentive stock options which are first exercisable during any calendar year with respect to stock with an aggregate fair market value in excess of $100,000. No incentive stock options may be exercised more than ten years after the date of the grant. Also, incentive stock options will be subject to any other restrictions required by the Internal Revenue Code.

Exercise Price
The exercise price with respect to an option awarded under the plan will be no less than 100% of the fair market value of the common stock on the New York Stock Exchange as of the date the option is granted. It may be paid for in full, in cash or in common stock of the company, in such manner as is satisfactory to the Committee. The optionee must satisfactorily provide for the payment of any taxes which the company is obligated to collect or withhold before the common stock is transferred to the optionee. The average price of Westvaco stock on the New York Stock Exchange on November 30, 1998 was $28.1875.

Stock Appreciation Rights
Stock appreciation rights may be granted either in tandem with or apart from the grant of an option, which option can be either an incentive stock option or a non-qualified stock option. The value of a stock appreciation right will be the difference between the fair market value of the common stock on the day of the grant and the fair market value of the common stock as of the effective date of exercise. A recipient who exercises stock appreciation rights may elect to receive such value in any combination of stock or cash. Before receiving any cash or stock, the recipient must satisfactorily provide for the payment of withholding and other taxes which the company is obligated to collect.

Provisions Relating to Options and Stock Appreciation Rights Options and stock appreciation rights may not be exercised until at least one year from the date of the grant (except in the case of a change of control of the company) and not after ten years from the date of the grant, except in the case of death of the grantee of a non-qualified stock option during the final year prior to expiration of the grant. In that case, non-qualified stock options may be exercised for a period of eleven years from the date of grant. The Committee may make provision for exercises within the 10-year term of a grant but following employment termination, such as exercises after retirement, as permitted by law. Recipients will have no rights as stockholders until the date of exercise in the case of an exercise involving receipt of stock. Neither options nor stock appreciation rights may be transferred except upon the death of the grantee, as required by law, or to immediate family members or charities if permitted by law and by the Committee.

Restricted Stock Grants
The Committee may grant up to a total of l,000,000 shares of the company's common stock or the equivalent to eligible employees (not exceeding 100,000 shares to any one individual) with such restrictions as the Committee shall establish. The grant may require a grantee to remain an employee for a period of time before receiving the stock granted or may also establish that performance-based criteria be met, such as for example criteria based on an increase in earnings or sales. The Committee may make it a requirement of any grant that the company retain any certificates representing such shares until all of the conditions and restrictions are met.

Amendments to the Plan
The Board of Directors on recommendation of the Compensation Committee may amend, suspend or terminate the plan, or specific provisions thereof, provided that the shareholders must approve any change (i) increasing the numbers of shares subject to the Plan (except as described under "Shares of Stock Subject to the Plan"), (ii) reducing the minimum exercise price of an option,
(iii) extending any option term, or (iv) changing the eligibility for grant. No amendment may, without the consent of the grantee, cancel any outstanding stock option or stock appreciation right, increase its exercise price, shorten its term or extend its vesting period, or negatively affect rights already granted or accrued.


Federal Income Tax Consequences

Granting of Options and Rights
A recipient of stock options, whether non-qualified or incentive, or stock appreciation rights, incurs no income tax liability as a result of having been granted those options or rights.

Exercise of Rights and Options
Payments to individuals upon exercise of stock appreciation rights, whether in cash or stock, will result in the immediate realization by the individual exercising the right of income taxed at ordinary income rates to the individual and will be subject to withholding by the company. The exercise by an individual of a non-qualified stock option also normally results in the immediate realization of taxable income by the individual of the difference between the market value of the stock which is being purchased on the date of exercise and the price being paid for such stock.

An individual does not realize taxable income upon the exercise of an incentive stock option until he sells or in some cases otherwise disposes of stock that he received upon the exercise. The difference between the option price and the fair market value of stock received is an item of tax preference at the time of exercise which can result in a liability on the part of the optionee for alternative minimum tax.

Sale of Stock
(1) Incentive stock option stock
Under current law, when an individual sells stock purchased through the exercise of an incentive stock option he or she will then be subject to tax at long-term capital gains rates on the profit from the sale if the stock has been held for at least two years from the date of the grant of the option and one year from the date of the exercise of the option. At present long-term capital gains are taxed at a maximum rate of 20%.

If the above holding periods are not met, the sale of incentive stock option stock results in a disqualifying disposition under which the individual's gain, if any, will be treated as ordinary compensation income up to the amount of the difference between the stock's price and its fair market value on the date of exercise of the option. Any profit in excess of that amount will be treated as long or short-term capital gain, depending upon the holding period. Any loss will be treated as a reduction of the compensation income that the individual would have otherwise recognized on the disqualifying disposition.

Complex rules with respect to computation of gains or losses and holding periods govern situations in which company stock has been used as part of the purchase price in an option exercise.

(2) Other stock
Under current law an individual who sells stock which was acquired upon the exercise of stock appreciation rights or upon the exercise of non-qualified options will recognize short-term or long-term capital gains depending upon the holding period of the stock sold.

Restricted Stock
The recipient of a grant of restricted stock will receive taxable ordinary income at the time any restrictions on such stock lapse. Upon subsequent sale, any capital gain or loss, whether short-term or long-term, will be based on the difference between the fair market value of the stock at the time of the lapse of any restrictions and the price received in the subsequent sale.


Limit on Deductible Compensation
The Omnibus Budget Reconciliation Act of l993 imposes a limit, with certain exceptions, on the amount that a publicly held corporation may deduct in any year for the compensation paid or accrued with respect to its five most highly compensated executive officers. Compensation which is deemed to be performance-based is generally excepted from this cap. It is believed that the compensation resulting from this Plan would fall within that exception, except for compensation attributable to stock grants restricted only as to time.

The Board of Directors unanimously recommends a vote FOR approval of the 1999 Salaried Employee Stock Incentive Plan.


Shareholder proposals and nominations

Shareholder proposals intended for inclusion in next year's Proxy Statement must be received by the Secretary of the company not later than August 30, 1999. In addition, Westvaco's bylaws outline procedures that a shareholder must follow to nominate directors or to bring other business before shareholders' meetings. For a shareholder to nominate a candidate for director at the 2000 Annual Meeting of Shareholders, notice of such nomination must be given to the Secretary of the company not later than November 24, 1999. The notice must describe various matters regarding the nominee and conform to requirements specified in the company's bylaws. For a shareholder to bring other business before the 2000 Annual Meeting of Shareholders, notice must be given to the Secretary of the company between October 26, 1999, and November 29, 1999, and must include a description of the proposed business, the reasons for conducting such business and other specified matters.

John W. Hetherington
Vice President,
Assistant General Counsel and Secretary

December 28, 1998



10-K available without charge

The corporation's annual report on Form 10-K filed with the Securities and Exchange Commission may be obtained at no charge after January 29, 1999 by writing to: Secretary, Westvaco Corporation, 299 Park Avenue, New York, New York 10171. Exhibits to the Form 10-K are also available at a cost of twenty-five cents per page. The Form 10-K is also available in the Investment Services Section of Westvaco's internet site at www.westvaco.com.



WESTVACO


Westvaco Corporation
Westvaco Building
299 Park Avenue
New York, New York 10171
212 688 5000

For shareholder information
outside of New York City, call toll free
1 800 432 9874

Westvaco on the World Wide Web
Earnings, corporate news releases,
product information, financial and
environmental reports and other
company information can be found
on Westvaco's Internet site:
http://www.westvaco.com



 50% recovered fiber
 10% postconsumer fiber

The proxy statement is printed on American Eagle web dull paper manufactured at Westvaco's Tyrone, PA, fine papers mill.


Appendix A

             PROPOSED WESTVACO CORPORATION
                1999 SALARIED EMPLOYEE
                 STOCK INCENTIVE PLAN


   1. Purpose
      The purpose of the 1999 Salaried Employee Stock Incentive Plan (the "Plan") is to provide long-term incentive supplemental compensation through the ownership of stock for salaried employees, including officers of Westvaco Corporation ("Westvaco" or the "Company") and its subsidiaries as selected by the Compensation Committee or the Chief Executive Officer of
      the Company as authorized by the Compensation Committee.
       These persons are chosen because of their significant
      contribution, or potential for significant contribution,
      to the long-term success of the Company through their ability, invention, industry, loyalty, outstanding performance or technical achievement.

   2. Definitions
      As used in the Plan, the following terms shall have the following respective meanings:

      a.  "Board" shall mean the Board of Directors of Westvaco
          Corporation.

      b. "Committee" shall mean the Compensation Committee of the Board or any subcommittee of the Compensation
          Committee.    In matters where the Chief Executive
          Officer of the Company (the "CEO") is authorized to make grants under the Plan, references to the Committee shall include the CEO.

      c. "Effective Date" of the exercise of any stock option shall be the last business day preceding (1) in the case of delivery of a completed exercise form by hand or FAX transmission to the Stock Option
          Administrator, the date received   by such office, or
          (2) in the case of mailed forms, the postmark date
          for such mailing.   The same rule shall apply to the
          exercise of stock appreciation rights except such exercise form must be delivered to the Westvaco Treasurer's office.

      d. "Eligible Employee" shall mean salaried employees, including selected officers who may also be directors, who are employed by Westvaco or by a Westvaco subsidiary, and other persons subject to their becoming employees.

      e. "Fair Market Value" shall mean the mean of the high and low prices at which Westvaco stock is traded on the New York Stock Exchange on a designated date.

      f. "Incentive Stock Option" shall mean an option meeting the requirements of Section 422 of the Internal
          Revenue Code of 1986, as amended or superseded, that is designated as such in the written agreement relating to such option.

      g. "Non-Qualified Stock Option" shall mean an option that is not an Incentive Stock Option.

      h. "Optionee" shall mean the grantee of any stock option, stock appreciation right, or limited stock appreciation right, and any other person or entity who may be entitled to exercise such option or right.

      i. "Restricted Stock" shall mean up to a total of 1,000,000 shares of Company common stock granted under the Plan (not exceeding 100,000 shares to any one individual) on such terms, conditions and restrictions as the Committee shall establish.

      j.  "SAR" shall mean a stock appreciation right.

      k. "Stock Option Administrator" shall mean any individual, firm or company designated by the Compensation Committee to process stock options.

   3. Shares of Stock Subject to the Plan
      Subject to adjustment as provided herein, the total number of shares that may be subject under the Plan to stock options, grants of Restricted Stock and stock appreciation rights is 5,000,000 shares of the common
      stock of the Company.   Of this total number, no more
      than 1,000,000 shares shall be available for grants of
      Restricted Stock.   The source of shares for the Plan
      may be treasury shares or newly issued shares, at the
      discretion of the Board.   Any share which is subject to
      a stock option or stock appreciation right which for any reason expires or is terminated unexercised, or which is used to pay the exercise price of options under the Plan, or withheld on exercise for the payment of taxes and expenses, or which is the subject of a Restricted Stock grant which is forfeited or released by the payment of cash, or reacquired by the Company, may again be subject to an option, stock appreciation right or grant of Restricted Stock under the Plan, up to the respective limits provided.

   4. Limitations
      In order to conform to the requirements contained in
      Section 162(m) of the Internal Revenue Code of 1986, and the regulations adopted thereunder, the maximum total number of shares with respect to which stock options and free-standing stock appreciation rights may be granted in the aggregate to any single employee during the term of the Plan shall in no event exceed 500,000 shares, subject to adjustment as provided in Section 5.
      Further, the maximum total number of shares of Restricted Stock which may be granted to any single employee during the term of the Plan shall in no event exceed 100,000 shares, also subject to adjustment as provided in Section 5.

   5. Adjustment for Changes in Capitalization
      The aggregate number of common shares authorized under
      Section 3 and the number of shares subject to stock options, stock appreciation rights or Restricted Stock grants, and the individual grant limits in Section 4, above, shall be automatically adjusted as determined by the Committee on the same basis for any changes in the number of outstanding common shares in the event of a recapitalization, stock split, stock dividend, merger, spinoff, or any other similar change in capitalization. There shall also be a similar adjustment in the number and kind of shares subject to outstanding stock options and stock appreciation rights, in the related option price, and in the number of outstanding grants of Restricted Stock. In no event shall the value of any outstanding stock options, stock appreciated rights or Restricted Stock be diminished in any material respect. Incentive Stock Options shall be preserved in accordance with the provisions of Section 422(a) of the Internal Revenue Code of 1986, as amended or superseded. Any resulting fractional share, however, shall be eliminated.

   6. Effective Date and Term of Plan
      The Plan shall be submitted to shareholders of the Company for approval at the 1999 annual meeting scheduled to be held on February 23, 1999, or any adjournment thereof, and, if approved, shall become
      effective on that date.   Unless sooner terminated, the
      Plan shall terminate on February 23, 2009.   No further
      grants shall be made under the Plan after termination, but termination shall not affect the rights of any Optionee under any grants made prior to termination.

   7. Prior Plans
      Upon the effectiveness of the Plan, grants may continue to be made under the 1995 Westvaco Corporation Salaried Employee Stock Incentive Plan in accordance with its terms to the extent that there are shares remaining. Prior grants under that plan and earlier plans shall continue in effect in accordance with their terms.

   8. Administration of the Plan
      The Plan shall be administered by the Committee.   In
      administering the Plan, the Committee, in its
      discretion, may adopt whatever rules and regulations consistent with the Plan it deems appropriate, and may delegate administrative functions to a Stock Option Administrator that do not involve discretionary decisions, including discretionary decisions as to the
      timing, price or recipients of grants.   The
      interpretation or decision with regard to any question arising under the Plan made by the Committee shall be final and conclusive on all parties participating or
      eligible to participate in the Plan.   The Committee
      shall determine, in its discretion, each Eligible
      Employee to whom, and the time or times at which, grants shall be made, the terms and conditions of vesting and the exercise periods of grants, and the number of stock options, stock appreciation rights and Restricted Shares to be included in such grants, and whether any option
      granted shall be an Incentive Stock Option or a Non-Qualified
      Stock Option.   The Committee may delegate its
      discretionary authority to make an award of stock
      options, stock appreciation rights and Restricted Stock
      to the Chief Executive Officer of the Company with
      respect to grants to Eligible Employees not subject to
      Section 16 of the Securities Exchange Act of 1934 and
      not receiving compensation at a level that requires
      action by the Committee.   At least annually the CEO
      shall report to the Committee on all grants made by the CEO during the preceding twelve months.

   9. Amendments
      The Plan may be amended at any time in any respect or terminated by the Board acting on recommendation of the Committee, except that amendments to increase the total shares subject to the Plan or available for any grant (except as provided under Section 5), to reduce the minimum price at which options or rights may be granted or exercised, to extend the maximum option term permitted under the Plan, or to replace cancelled grants, may not be made without shareholder approval.
      In addition, except as provided in Section 5, no amendment may, without the consent of the Optionee, cancel any outstanding stock option or stock appreciation right, increase its exercise price, shorten its term, or extend its vesting period, or otherwise negatively affect rights already granted or accrued.

   10.Stock Options
      The Committee may grant stock options to any Eligible Employee in the form of either an Incentive Stock Option or a Non-Qualified Stock Option or a combination
      thereof.   All options shall be evidenced by written
      agreements and shall be granted on the terms hereafter set forth, together with such other terms, not inconsistent with the terms of the Plan, as the Committee, in its discretion, may from time to time approve.

      a.  Option Price.   The exercise price of the shares
          under each option shall be not less than 100% of the Fair Market Value of Westvaco common stock on the date the option is granted.

      b.  Medium and Time of Payment.   Stock purchased
          pursuant to an option shall be paid for in full at the time of purchase in such manner as the Committee
          shall determine.   The medium of payment shall be
          cash or Westvaco common stock held at least six months which shall be valued at Fair Market Value, valued as of the Effective Date of the exercise. Payment may be accomplished by having stock delivered or constructively delivered. Following receipt of payment, the Company shall deliver to the Optionee a certificate or certificates for shares due upon an option exercise.

      c. Forfeiture of Stock Appreciation Rights. Upon the exercise of stock options, any stock appreciation rights that were granted with respect to the purchased shares shall be forfeited.

   11.Stock Appreciation Rights
      The Committee may grant to any Eligible Employee stock appreciation rights either free-standing or with respect to all or some of the shares of the common stock of the Company covered by options held by such Eligible
      Employee.   All SARs shall be evidenced by written
      agreements and shall be granted on the terms hereafter set forth, together with such other terms, not inconsistent with the terms of the Plan, as the Committee, in its discretion, may from time to time approve.

      a.  Value of Stock Appreciation Right.   The value of a
          stock appreciation right shall be equal to the excess, if any, of the Fair Market Value of the common stock of the Company on the Effective Date of exercise of such right over the Fair Market Value on the date of grant.

      b.  Exercise.   Following the exercise of stock
          appreciation rights the grantee shall be entitled to receive the value thereof in stock or in cash or in any combination thereof, in the discretion of the Committee.

      c.  Forfeiture of Stock Option.   Upon the exercise of
          stock appreciation rights, stock options with respect to the same shares shall be forfeited.

   12.Restricted Stock Grants
      The Committee may grant up to a total of 1,000,000 shares of Restricted Stock to Eligible Employees in such quantities (not exceeding 100,000 shares to any one individual). The amounts set forth are subject to adjustment as provided in Section 5. The terms, conditions, and restrictions of any Restricted Stock grant shall be set forth in a written agreement between the Company and the grantee and include the terms hereafter set forth together with such other terms, not inconsistent with the terms of the Plan, as the Committee, in its discretion, may from time to time prescribe.

      a.  Restrictions.   Restricted Stock shall be granted
          either with vesting dependent solely on the passing of time or based on time and express performance criteria such as is measured by growth in the Company's earnings per share, sales, net income, operating income, return on investment, return on equity, return on assets, or by one or a combination of such performance-based criteria without a minimum
          time restriction.   Each grant agreement shall set
          forth the bases of restrictions on such Restricted
          Stock.

      b.  Rights as Stockholder.   Except as otherwise provided
          herein and in the agreement covering a grant of Restricted Stock, the grantee shall have all of the rights of a stockholder of the Company, including the right to vote the Restricted Stock and to receive all dividends or other distributions paid or made with respect to such shares; provided that any additional shares of Westvaco common stock received in a distribution in respect of Restricted Stock (other than by reinvestment of a cash dividend in Westvaco common stock) shall be deemed Restricted Stock, and any other extraordinary distribution or dividend made with respect to Restricted Stock shall, unless otherwise determined by the Committee, be subject to the same restrictions as those applicable to the Restricted Stock with respect to which it is made.

      c.  Forfeiture.   If the Committee determines that the
          conditions of the Restricted Stock grant have not been met or satisfied, the grantee will be deemed to have forfeited such Restricted Stock and the right of the grantee to such shares shall terminate without any further obligation on the part of the Company. The Committee may, however, provide for the lapse of such restrictions in installments and may waive or accelerate the lapse of such restrictions, in whole or in part, based on such factors or criteria as the Committee may determine, except for performance-based restrictions required in the case of individuals whose compensation must conform to the limitations contained in Section 162(m) of the Internal Revenue Code of 1986, as amended or superseded, in order to be deductible to the Company. In any case, all such restrictions shall lapse upon a Change-of-Control as provided in Section 16 or death as provided hereafter in Section 12(d).

      d. Termination of Employment. In the event of the death of the grantee all of the restrictions upon any Restricted Stock granted under the Plan to such grantee shall immediately cease, and any shares of Restricted Stock held by the Company shall be delivered to the grantee's estate, or the grantee's beneficiary, as the Committee may then determine. Subject to Section 12(c) above, the Committee may make such other provisions with regard to restrictions on Restricted Stock following termination of employment (other than as a result of a Change-of-Control) including retirement, as it, in its sole discretion, may determine.

   13.Additional Provisions Relating to Stock Options,
      Stock Appreciation Rights and Restricted Stock Grants.
      a.  Payment of Taxes.   It shall be a condition to the
          performance of the Company's obligation to make any payment or to issue, transfer or deliver any common stock or cash that the grantee pay, or make provision satisfactory to the Company for the payment of, any income tax or other tax which the Company is obligated, in its sole judgment, to collect or withhold with respect to such payment, issuance, transfer or delivery, or with respect to the vesting of any shares. Taxes may be provided for by the withholding of shares, which shares shall then be available for future grant.


      b.  Rights as a Stockholder.   A holder of stock options
          or SARs shall have no rights as a stockholder with respect to any shares issuable or transferable upon exercise thereof until the date of issuance of a stock certificate for such shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date as of which such stock certificate is issued.

      c.  Non-Assignability.   No stock option, SAR or
          Restricted Stock while under restriction, shall be assignable or transferable except by will or by the laws of descent and distribution, by operation of law, or, if permitted by law and under uniform standards adopted by the Committee, to immediate family members of the grantee, to trusts whose beneficiaries are the grantee or immediate family members, or to charities recognized by the Internal Revenue Service as tax exempt and qualified to receive tax deductible contributions.

      d.  General Restriction.   The grant or exercise of any
          stock option or SAR, or the issuance or transfer of any stock, pursuant to this Plan, is conditioned upon such listing, registration, qualification and regulatory approvals as the Board or the Committee, in their respective discretion, may deem necessary or desirable. The Board or the Committee, respectively, may also place such restrictions or legends or additional legends, on stock issued or transferred as it determines to be required or advisable to comply with applicable law or regulation, or the listing requirements of any exchange upon which the common stock of Westvaco is traded or intended to be traded.

      e.  Deferral of Gain.   As permitted by law and the
          Committee, any gain may be credited as share units in a deferred account. If the Committee determines to make such deferral available, the Committee shall prescribe rules and conditions under which deferral shall be implemented.

   14.Period of Exercise of Options and Stock Appreciation Rights.
      Except as provided in Section 16, each stock option and SAR shall be exercisable twelve months after the date of grant. The Committee may also make such provisions covering periods of exercise subsequent to termination of employment, including retirement, as it, in its sole discretion, may determine. In all cases, however, a stock option or SAR cannot be exercised beyond a period of ten (10) years from the date of grant, except, in the case of the death of a grantee within one year before the expiration of a Non-Qualified Stock Option or an SAR because of time, such stock option or SAR right may be exercised for a period of eleven (11) years from the date of grant. Options and rights shall be affected by leaves of absence as the Committee may determine.

   15."Change-of-Control" Defined
      A "Change-of-Control" means any one of the events described in Subsections (a), (b), (c) and (d).
      a. The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change-of-Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 12;
          or
      b. Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
          or
      c. Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from of such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;
          or
      d. Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

   16.Vesting and Lapse of Restrictions in the Event of a Change-of-Control.
      Notwithstanding any other provision of this Plan, upon the occurrence of a Change- of-Control: (i) all options and all SARs that have not yet vested shall become fully vested and all restrictions on Restricted Stock shall lapse; and (ii) all options and all SARs shall remain exercisable until the first anniversary of the Change-of-Control; provided, that if the employment of a grantee of options and/or SARs is terminated following a Change-of-Control, such grantee's options and SARs shall remain exercisable until the expiration of one year following the date of such termination of employment;
      and provided, further, that in no event shall any option or SAR remain exercisable beyond the periods provided in
      Section 14.

   17.Use of Proceeds.
      The proceeds from the sale of common stock, pursuant to options granted under the Plan, shall constitute general funds of the Company.

   18.Law Governing.
      The Plan shall be governed by the law of New York.







The following is the text of the proxy card for individual shareholders mailed with the proxy statement.





                     WESTVACO CORPORATION
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF WESTVACO
CORPORATION.
The undersigned appoints John A. Luke, Jr., Rudolph G. Johnstone, Jr., and John W. Hetherington, successively, with full power of substitution, to represent and to vote all common stock of Westvaco Corporation which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the corporation to be held on February 23, 1999 and at any adjournment of such meeting.

       (Continued and to be signed on the reverse side)



Westvaco
Westvaco Building                                         PROXY
299 Park Avenue
New York, NY  10171

    --------------     --------------        ----------------------
    ACCOUNT NUMBER         COMMON              CONTROL NUMBER FOR
                                            TELEPHONE/INTERNET VOTING


The Board of Directors recommends a vote FOR all nominees listed below, and FOR proposal 2, and FOR proposal 3.

1. Election of Directors:(01) W.L. Lyons Brown, Jr., (02)
Michael E. Campbell, (03) John A. Luke, Jr. and (04)
   William R. Miller.

 ___FOR         ___WITHHELD        WITHHELD for the following
 all nominees   for all nominees   nominee(s) only, write
                                   name(s)below.
                                   ____________________________

2. Appointment of PricewaterhouseCoopers LLP as independent
accountants for 1999.    ___FOR  ___AGAINST  ___ABSTAIN

3. Approval of 1999 Salaried Employee Stock Incentive Plan.
___FOR  ___AGAINST  ___ABSTAIN

The proxies are directed to vote as specified above and in their discretion on any matters properly coming before the meeting and any adjournment thereof. If no direction is made, the proxies will vote FOR all nominees listed above, FOR Proposal 2, and FOR Proposal 3. Please date, sign and return this proxy promptly. If you wish to vote by telephone/internet, please follow instructions enclosed.

                            Dated____________________, 1999

                            Signature______________________

                            _______________________________

                            _______________________________

Please sign exactly as your name appears on this proxy. If signing for estates, trusts or corporations, title or capacity should be stated.



The following is the text of instructions for individual shareholders for voting by telephone/internet mailed with the proxy statement.


           Westvaco Registered Shareholders


                     VOTE BY TELEPHONE/INTERNET
                   24 HOURS A DAY, 7 DAYS A WEEK

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTING BY PHONE:

   Call Toll Free - On a Touch Tone Telephone - 1-888-297-9538.

You will be asked to enter the "Control Number" located in the top right corner of your proxy voting card.

     OPTION A: To vote as the Board of Directors recommends on ALL items, press 1
     OPTION B: If you choose to vote on each item separately,
               press 0
              Item 1: To vote FOR ALL nominees, press 1; to
                      WITHHOLD FOR ALL NOMINEES, press 9; to
                      WITHHOLD FOR AN INDIVIDUAL NOMINEE, Press 0 and listen to the instructions
              Item 2: To vote FOR, press 1; AGAINST, press 9;
                      ABSTAIN, press 0.
              Item 3: To vote FOR, press 1; AGAINST, press 9;
                      ABSTAIN, press 0.

        WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.


        VOTING BY INTERNET:   The Web address is: www.westvaco.com

              Call Toll Free on a Touch Tone Telephone
                       1-888-297-9538-Anytime
                  There is no charge for this call
                      Or go to the Web Address


                CONTROL NUMBER IS LOCATED
                IN THE TOP RIGHT CORNER
                OF YOUR PROXY CARD

                             IMPORTANT

If you have submitted your proxy by telephone or the internet, there is no need for you to mail back your proxy.